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                                                                     EXHIBIT (e)

                     UNDERWRITING AND DISTRIBUTION AGREEMENT


         THIS AGREEMENT, made this ____ day of April, 2001, by and between Fortis Series Fund, Inc., a Minnesota corporation (the "Fund") and Fortis Investors, Inc., a Minnesota corporation ("Investors"),

         WITNESSETH:

1.       UNDERWRITING SERVICES.

         The Fund hereby engages Investors, and Investors hereby agrees to act, as principal underwriter for the Fund in the sale of the shares of the Fund's Series to separate accounts of insurance companies designated by the Fund. Investors agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold. Investors agrees that, until such time as it is instructed otherwise by the Fund, Investors shall sell shares of the Fund to Fortis Variable Account C and Fortis Variable Account D, each a separate investment account of Fortis Benefits Insurance Company and First Fortis Life Insurance Company. As used herein, "Series" is defined as Aggressive Growth Series, American Leaders Series, Asset Allocation Series, Blue Chip Stock Series, Blue Chip Stock Series II, Capital Opportunities Series, Diversified Income Series, Global Equity Series, Global Growth Series, Growth & Income Series, Growth Stock Series, High Yield Series, International Stock Series, International Stock Series II, Investors Growth Series, Large Cap Growth Series, Mid Cap Stock Series, Money Market Series, Multisector Bond Series, Small Cap Value Series, S&P 500 Index Series, U.S. Government Securities Series, Value Series, and any other Series which may hereinafter be created by the Board of Directors of the Fund.

2.       SALE OF FUND SHARES.

         Such shares are to be sold only on the following terms:

         (a) All orders for Fund shares shall be communicated directly by the purchasing insurance company to the Fund or its transfer agent, and purchase payments will be forwarded by the insurance company to the Fund's custodian.

         (b) All sales shall be subject to acceptance or rejection by the Fund.

         (c) No share of the Fund shall be sold by Investors for any consideration other than cash or for any amount less than the public offering price per share, which shall be equal to the current net asset value per share.

3.       REGISTRATION OF SHARES.

         The Fund agrees to make prompt and reasonable efforts to effect and keep in effect, at its own expense, the registration or qualification of its shares for sale in such jurisdictions as the Fund may designate.




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4.       INFORMATION TO BE FURNISHED INVESTORS.

         The Fund agrees that it will furnish Investors with such information with respect to the affairs and accounts of the Fund as Investors may from time to time reasonably require, and further agrees that Investors, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

5.       REPORTS, BOOKS AND RECORDS.

         Investors shall create and maintain all reports, books and records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Fund under the Investment Company Act of 1940, applicable federal and state tax and insurance laws and regulations and any other law or regulation which may be or become applicable to the Fund. All such reports, books and records shall be the property of the Fund. Furthermore, such reports, books and records shall at all reasonable times be available for copying and otherwise open to inspection and audit by the Securities and Exchange Commission, banking and insurance regulators and other authorities and regulators having authority over the Fund, and by officers and employees of, and auditors employed by, the Fund. Investors hereby further agrees that, upon the termination of this Agreement, all reports, books and records pertaining to Investor's activities under this Agreement shall be promptly segregated and returned to the Fund free from any claim or retention of rights by Investors.

6.       ALLOCATION OF EXPENSES.

         During the period of this contract, the Fund shall pay or cause to be paid all expenses, costs and fees incurred by the Fund which are not assumed by Investors, HL Investment Advisors, LLC ("HL Advisors") or any other person. Investors shall pay all promotional expenses in connection with the distribution of the Fund's shares, including paying for prospectuses, statements of additional information and shareholder reports for new insurance contract owners, and the costs of sales literature; provided that HL Advisors or an affiliated person, rather than Investors, may bear the expenses referred to in this sentence, but Investors shall be primarily liable for such expenses until paid.

7.       COMPENSATION TO INVESTORS.

         It is understood and agreed by the parties hereto that sales of Fund shares will benefit HL Advisors, an affiliate of Investors; therefore, Investors will receive no additional compensation for services it performs hereunder.

8.       LIMITATION OF INVESTORS'  AUTHORITY.

         Investors shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund.

9.       INDEMNIFICATION OF THE FUND.

         Investors agrees to indemnify the Fund against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost or penalty imposed as




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a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the shares of the Fund by Investors. In the event of the threat or institution of any such litigation or legal proceedings against the Fund, Investors shall defend such action on behalf of the Fund at its own expense, and shall pay any such liability, judgment, cost or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, that Investors shall not be required to pay or reimburse the Fund for any liability, judgment, cost or penalty incurred as a result of information supplied by or as a result of the omission to supply information by, the Fund to Investors, or to Investors by a director, officer, or employee of the Fund who is not an interested person of Investors, unless the information so supplied or omitted was available to Investors or the Fund's investment adviser without recourse to the Fund or any such interested person of the Fund.

10.      FREEDOM TO DEAL WITH THIRD PARTIES.

         Investors shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

11.      EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

         The effective date of this Agreement shall be April __, 2001. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of a Series or the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is less. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Directors of the Fund, or with respect to a particular Series by the vote of the holders of a majority of the outstanding voting securities of such Series, and
(b) by a majority of the directors who are not interested persons of Investors or of the Fund cast in person at a meeting called for the purpose of voting on such approval; provided that, if a majority of the outstanding voting securities of any of the Series approves this Agreement, this Agreement shall continue in effect with respect to such approving Series whether or not the shareholders of any other Series of the Fund approve this Agreement.

         This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by Investors, upon sixty (60) days' written notice to the other party. This Agreement may be terminated with respect to a particular Series at any time without the payment of any penalty by the vote of the holders of a majority of the outstanding voting securities of such Series, upon sixty (60) days' written notice to Investors. This Agreement shall automatically terminate in the event of its assignment as defined by the provisions of the Investment Company Act of 1940.

12.      AMENDMENTS TO AGREEMENT.

         No material amendment to this Agreement shall be effective until approved by Investors and by vote of a majority of the Board of Directors of the Fund, including a majority of those who are not interested persons of Investors or the Fund.




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13.      NOTICES.

         Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.




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         IN WITNESS WHEREOF, the Fund and Investors have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



                                     FORTIS SERIES FUND, INC.



                                     By:    /s/ Dean C. Kopperud
                                         ---------------------------------
                                           Name:
                                           Title:      President



                                     FORTIS INVESTORS, INC.



                                     By:    /s/
                                         ---------------------------------
                                           Name:
                                           Title:




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